--------                                                                                                ---------------------------
 FORM 4                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       OMB Approval
--------                                            WASHINGTON, D.C. 20549                              ---------------------------
                                                                                                        OMB Number:       3235-0287
[ ] Check this box if no longer                                                                         Expires:  December 31, 2001
    subject to Section 16. Form                                                                         Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 hours per response......0.5
    continue. See Instruction 1(b).                                                                     ---------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       | 2. Issuer Name and Ticker or Trading Symbol       | 6. Relationship of Reporting Person(s)
   Person*                             |                                                   |    to Issuer
                                       |                                                   |   (Check all applicable)
Cisneros      Ricardo          J.      |    America Online Latin America, Inc. ("AOLA")    |   __X__ Director  __X__ 10% Owner
-------------------------------------------------------------------------------------------|   _____ Office  (give title below)
(Last)        (First)       (Middle)   | 3. I.R.S. Identification|  4. Statement for       |   _____ Other (specify below)
                                       |    Number of Reporting  |     Month/Year          |
Final Avenida La Salle, Edificio       |    Person, if an entity |                         |
Venevision, Urb. Colina De Los Caobos, |    (Voluntary)          |     December 2000       |
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       | 7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |    (Check Applicable Line)
                                       |                         |     (Month/Year)        |_x_ Form filed by One reporting Person
Caracas,        Venezuela              |                         |                         |___Form filed by More than One Reporting
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                       |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Transaction| 3. Transaction|4. Securities Acquired(A) |5. Amount of |6. Owner-|7. Nature
   (Instr. 3)                          |    Date       |    Code       |   or Disposed of (D)     | Securities  |   ship  |   of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |         |     |          |             | Indirect| Owner-
                                       |   (Month/     |       |       |         | (A) |          |             | (I)     | ship
                                       |   Day/        |       |       |         |  or |          | (Instr. 3   |         |
                                       |   Year)       | Code  | V     | Amount  | (D) |  Price   |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
Class A Common Stock                   | 12/28/00      | J (1) |       |2,000,000|  D  |          | 2,000,000   |    I    | Held by
                                       |               |       |       |         |     |          |             |         | Atlantis
                                       |               |       |       |         |     |          |             |         | Invest-
                                       |               |       |       |         |     |          |             |         | ments
                                       |               |       |       |         |     |          |             |         | LLC
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION           (Over)
                                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM     Sec 1474 (3-99)
                                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative         |2. Conversion |3. Transaction |4. Transaction |5. Number of  |6. Date Exer-     |7. Title and Amount
   Securities                  | or Exercise  |   Date        |    Code       |  Derivative  |  cisable and     |   of Underlying
   (Instr. 3)                  | Price of     |               |  (Instr. 8)   |  Securities  |  Expiration Date |   Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) |  (Month/Day/Year)| (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               |   of (D)     |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   |(A)|    (D)   |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Series C Convertible Stock     |     (2)      |  12/28/00     |   J   |       |   |48,649,203| (2)     |  (2)   | Class A|48,649,203
                               |              |               |       |       |   |          |         |        | Common |
                               |              |               |       |       |   |          |         |        | Stock  |
                               |              |               |       |       |   |          |         |        |        |
                               |              |               |       |       |   |          |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---|----------|---------|--------|--------|----------
                               |              |               |       |       |   |          |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---|----------|---------|--------|--------|----------
                               |              |               |       |       |   |          |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---|----------|---------|--------|--------|----------
                               |              |               |       |       |   |          |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8. Price of  |9. Number of    | 10. Ownership     |11. Nature of  |
    Derivative|   derivative   |     Form of       |    Indirect   |
    Security  |   Securities   |     Derivative    |   Beneficially|
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   | Held by       |
              |                |                   | Atlantis      |
              |                |                   | Investments   |
              |                |                   | LLC           |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------------------------------------------------------------
EXPLANATION OF RESPONSES:
(1)     RICARDO J. CISNEROS (THE "REPORTING PERSON") PREVIOUSLY HAD INDIRECT
        OWNERSHIP OF 4,000,000 SHARES OF CLASS A COMMON STOCK OF THE ISSUER,
        WHICH WERE DIRECTLY OWNED BY RIVERVIEW MEDIA CORP. ("RIVERVIEW"), A
        HOLDING COMPANY BENEFICIALLY OWNED ONE-HALF BY THE REPORTING PERSON AND
        ONE-HALF BY HIS BROTHER, GUSTAVO A. CISNEROS ("GAC"). PURSUANT TO AN
        INTERNAL REORGANIZATION OF A CHAIN OF ENTITIES, (i) 2,000,000 SHARES OF
        CLASS A COMMON STOCK WERE TRANSFERRED TO ATLANTIS INVESTMENTS LLC, A
        HOLDING COMPANY WHICH IS WHOLLY BENEFICIALLY OWNED BY THE REPORTING
        PERSON AND (ii) 2,000,000 SHARES OF CLASS A COMMON STOCK WERE
        TRANSFERRED TO ASPEN INVESTMENTS LLC, A HOLDING COMPANY WHICH IS
        WHOLLY BENEFICIALLY OWNED BY GAC. SUCH TRANSACTIONS DID NOT CHANGE THE
        NET BENEFICIAL INTEREST OF THE REPORTING PERSON IN THE SHARES BEING
        REPORTED ON.
(2)     THE REPORTING PERSON, AS OWNER OF SERIES C PREFERRED STOCK, HAS THE
        RIGHT, AT ANY TIME, TO CONVERT HIS SHARES INTO SHARES OF CLASS B COMMON
        STOCK ON A ONE FOR ONE BASIS. THE REPORTING PERSON THEN HAS THE RIGHT TO
        CONVERT HIS SHARES OF CLASS B COMMON STOCK INTO SHARES OF CLASS A COMMON
        STOCK ON A ONE FOR ONE BASIS AT ANY TIME. PURSUANT TO AN INTERNAL
        REORGANIZATION OF A CHAIN OF ENTITIES, (i) 48,649,203 SHARES OF CLASS A
        COMMON STOCK WERE TRANSFERRED TO ATLANTIS INVESTMENTS LLC, A HOLDING
        COMPANY WHICH IS WHOLLY BENEFICIALLY OWNED BY THE REPORTING PERSON AND
        (ii) 48,649,203 SHARES OF CLASS A COMMON STOCK WERE TRANSFERRED TO
        ASPEN INVESTMENTS LLC, A HOLDING COMPANY WHICH IS WHOLLY BENEFICIALLY
        OWNED BY GAC. SUCH TRANSACTIONS DID NOT CHANGE THE NET BENEFICIAL
        INTEREST OF THE REPORTING PERSON IN THE SHARES BEING REPORTED ON.


**         INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS.
                                  /s/ Ricardo J. Cisneros                 January 10, 2001
                                  ---------------------------------       ------------------
                                  Signature of the Reporting Person


           SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE:    FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
         IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB NUMBER.

                                                                          Page 2